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EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Carey Institutional Properties Incorporated of our report dated March 13, 2001 relating to the financial statements, which appears in Carey Institutional Properties Incorporated's 2000 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K/A for the year ended December 31, 2000. We also consent to the incorporation by reference of our report dated March 13, 2001 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K/A. We also consent to the reference to us under the heading "Experts" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

New York, New York
February 6, 2002